SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. _________)1

                                    DDI CORP.
                               ------------------
                                (Name of Issuer)

                                  COMMON STOCK
                           ---------------------------
                         (Title of Class of Securities)


                                    233162304
                                 ---------------
                                 (CUSIP Number)



                                OCTOBER 26, 2004
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [   ] Rule 13d-1(b)

      [ X ] Rule 13d-1(c)

      [   ] Rule 13d-1(d)






__________________________________
1 * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

SCHEDULE 13G


CUSIP NO.   233162304                                      PAGE 2 OF 4 PAGES


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       GREYWOLF CAPITAL PARTNERS II LP
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (A) [ ]
                                                                       (B) [X]
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
--------------------------------------------------------------------------------
Number of     5   SOLE VOTING POWER
                   673,245  (SEE ITEM 4)
Shares        ------------------------------------------------------------------

Beneficially  6   SHARED VOTING POWER
                  0 (SEE ITEM 4)
Owned By      ------------------------------------------------------------------

Each          7   SOLE DISPOSITIVE POWER
                  673,245  (SEE ITEM 4)
Reporting     ------------------------------------------------------------------

Person With   8   SHARED DISPOSITIVE POWER
                  0 (SEE ITEM 4)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       673,245  (SEE ITEM 4)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       2.6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       PN
--------------------------------------------------------------------------------

SCHEDULE 13G


CUSIP NO.   233162304                                      PAGE 3 OF 4 PAGES


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       GREYWOLF CAPITAL OVERSEAS FUND
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [ ]
                                                                       (B) [X]
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       CAYMAN ISLANDS
--------------------------------------------------------------------------------
Number of     5   SOLE VOTING POWER
                  676,755 (SEE ITEM 4)
Shares        ------------------------------------------------------------------

Beneficially  6   SHARED VOTING POWER
                  0 (SEE ITEM 4)
Owned By      ------------------------------------------------------------------

Each          7   SOLE DISPOSITIVE POWER
                  676,755 (SEE ITEM 4)
Reporting     ------------------------------------------------------------------

Person With   8   SHARED DISPOSITIVE POWER
                  0 (SEE ITEM 4)
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       676,755 (SEE ITEM 4)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       2.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
       OO
--------------------------------------------------------------------------------

SCHEDULE 13G


CUSIP NO.   233162304                                      PAGE 4 OF 4 PAGES


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       JONATHAN SAVITZ
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [ ]
                                                                       (B) [X]
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       UNITED STATES
--------------------------------------------------------------------------------
Number of     5   SOLE VOTING POWER
                  0 (SEE ITEM 4))
Shares        ------------------------------------------------------------------

Beneficially  6   SHARED VOTING POWER
                  0 (SEE ITEM 4)
Owned By      ------------------------------------------------------------------

Each          7   SOLE DISPOSITIVE POWER
                  0 (SEE ITEM 4)
Reporting     ------------------------------------------------------------------

Person With   8   SHARED DISPOSITIVE POWER
                  0 (SEE ITEM 4)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,350,000 (SEE ITEM 4)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       5.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
       IN
--------------------------------------------------------------------------------

ITEM 1(A)   NAME OF ISSUER:

            DDi Corp.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1220 Simon Circle, Anaheim, California, 92806

ITEM 2.1

            (A)   NAME OF PERSON FILING:

            This statement is filed by:

            Greywolf Capital Partners II LP

            (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            411 West Putnam Avenue
            Suite 265
            Greenwich, CT  06830

            (C)   CITIZENSHIP:

            Delaware

            (D)   TITLE OF CLASS OF SECURITIES:

            Common Stock

            (E)   CUSIP NUMBER:

            233162304

ITEM 2.2

            (A)   NAME OF PERSON FILING:

            This statement is filed by:

            Greywolf Capital Overseas Fund

            (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            6 Front Street
            Hamilton
            HM11 Bermuda

            (C)   CITIZENSHIP:

            Cayman Islands

            (D)   TITLE OF CLASS OF SECURITIES:

            Common Stock

            (E)   CUSIP NUMBER:

            233162304



ITEM 2.3

            (A)   NAME OF PERSON FILING:

            This statement is filed by:

            Jonathan Savitz

            (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            411 West Putnam Avenue
            Suite 265
            Greenwich, CT  06830

            (C)   CITIZENSHIP:

            United States

            (D)   TITLE OF CLASS OF SECURITIES:

            Common Stock

            (E)   CUSIP NUMBER:

            233162304

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act.

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act of 1940.

            (e) [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)G);

            (h) [ ] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         NOT APPLICABLE.  THIS SCHEDULE IS FILED PURSUANT TO 13D-1(C).

ITEM 4      OWNERSHIP:

            (a)-(b)

            Greywolf Capital Partners II LP and Greywolf Capital Overseas Fund acquired the Common Stock of the Issuer (the "Common Stock").

            The approximate percentage of shares of Common Stock reported beneficially owned by each Reporting Person herein is based upon 25,463,119 shares, which reflects the sum of the shares of Common Stock issued and outstanding as reported in the last 10-Q filing, filed by the issuer.

            Greywolf Capital Partners II LP beneficially owns 673,245 shares of Common Stock of the Issuer, which represents approximately 2.6% of the outstanding shares of Common Stock of the Issuer.

            Greywolf Capital Overseas Fund beneficially owns 676,755 shares of Common Stock of the Issuer, which represents approximately 2.7% of the outstanding shares of Common Stock of the Issuer.

            Mr. Savitz is the senior managing member of a limited liability company which is the sole general partner of Greywolf Capital Partners II LP. Mr. Savitz is also the managing member of a limited liability company which is the general partner of the investment manager for Greywolf Capital Overseas Fund. This investment manager exercises investment discretion and control over the securities held by Greywolf Capital Overseas Fund.

            Mr. Jonathan Savitz does not directly own any Shares of Common Stock of the Issuer. Mr. Savitz may be deemed to beneficially own 1,350,000 Shares, which represents approximately 5.3% of the outstanding shares of Common Stock, of which 673,245 are owned directly by Greywolf Capital Partners II LP and 676,755 are owned directly by Greywolf Capital Overseas Fund.

            Mr. Savitz disclaims beneficial ownership of all such Shares of Common Stock, in excess of his pecuniary interests.

            (c) (i) Sole power to vote or direct the vote:

            Greywolf Capital Partners II LP:                673,245
            Greywolf Capital Overseas Fund:                 676,755
            Jonathan Savitz:                                0

                  (ii) Shared power to vote or direct the vote:

            Greywolf Capital Partners II LP:                0
            Greywolf Capital Overseas Fund:                 0
            Jonathan Savitz:                                0

                  (iii) Sole power to dispose or direct the disposition:

            Greywolf Capital Partners II LP:                673,245
            Greywolf Capital Overseas Fund:                 676,755
            Jonathan Savitz:                                0

                  (iv) Shared power to dispose or direct the disposition:

            Greywolf Capital Partners II LP:                0
            Greywolf Capital Overseas Fund:                 0
            Jonathan Savitz:                                0

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            The Reporting Persons may be deemed to be a group for purposes of
Section 13(d) under the Securities Exchange Act of 1934, as amended with respect to their investment in Common Stock of the Issuer, but do not affirm the existence of a group.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10     CERTIFICATIONS.

            (a) Not applicable.

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 1, 2004



                                   GREYWOLF CAPITAL PARTNERS II LP

                                     By:   GREYWOLF ADVISORS LLC,
                                           its general partner

                                           By:____________________________
                                           Name:  Jonathan Savitz
                                           Title: Senior Managing Member



                                   GREYWOLF CAPITAL OVERSEAS FUND

                                     By:   GREYWOLF CAPITAL MANAGEMENT LP,
                                           its investment manager

                                           By:   GREYWOLF GP LLC,
                                                 its general partner

                                           By:____________________________
                                           Name:  Jonathan Savitz
                                           Title: Managing Member






                                           ____________________________
                                           JONATHAN SAVITZ

                                                                      Schedule I
                             JOINT FILING AGREEMENT

            This will confirm the agreement by and among all of the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of Common Stock of DDi Corp. is being filed on behalf of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

Dated:  November 1, 2004



                                   GREYWOLF CAPITAL PARTNERS II LP

                                     By:   GREYWOLF ADVISORS LLC,
                                           its general partner

                                           By:____________________________
                                           Name:  Jonathan Savitz
                                           Title: Senior Managing Member



                                   GREYWOLF CAPITAL OVERSEAS FUND

                                     By:   GREYWOLF CAPITAL MANAGEMENT LP,
                                           its investment manager

                                           By:   GREYWOLF GP LLC,
                                                 its general partner

                                           By:____________________________
                                           Name:  Jonathan Savitz
                                           Title: Managing Member






                                           ____________________________
                                           JONATHAN SAVITZ